Exhibit 5

                                                           United Business Media


9 July 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549



        United Business Media plc (the "Company")



Ladies and Gentlemen:

       This opinion is given in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1993, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") with respect to up to 14,724,000 Ordinary Shares, 25p each (the "Shares") issuable to employees of the Company and its subsidiaries pursuant to The United Business Media 2000 Executive Share Option Scheme (the "Plan").

       Based upon my examination of the Registration Statement and such other documents and investigations and inquiries as I have deemed necessary for the purposes of the opinions set forth herein, I am of the opinion that:

       1. The Company is a company duly incorporated and validly existing under the laws of England.

       2. The Shares, upon issue and delivery in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

       The above opinions are confined to matters of English law as in force on the date hereof.

                                           Yours faithfully,


                                           /s/ Jane Stables
                                           -----------------------
                                           Jane Stables
                                           Group Legal Director